                                                                     EXHIBIT 3.4

                            USN COMMUNICATIONS, INC.

                          CERTIFICATE OF DESIGNATIONS,

                         POWERS, RIGHTS AND PREFERENCES
                                       OF

                          9.0% CUMULATIVE CONVERTIBLE

                     PAY-IN-KIND PREFERRED STOCK, SERIES A
                  ___________________________________________

                   Pursuant to Section 151(g) of the General
                    Corporation Law of the State of Delaware
                  ___________________________________________


          USN COMMUNICATIONS, INC. (the "Corporation"), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the "DGCL"), certifies as follows:

          FIRST: That the Corporation was originally incorporated in the State of Delaware on April 7, 1994;

          SECOND: The Amended and Restated Certificate of Incorporation of the Corporation (the "Certificate of Incorporation"), authorizes the issuance of 250,000 shares of Preferred Stock, par value $1.00 per share and, further, authorizes the Board of Directors of the Corporation (the "Board of Directors"), by resolution or resolutions, at any time and from time to time, to divide and establish any or all of the unissued shares of Preferred Stock into one or more classes or series, and without limiting the generality of the foregoing, to fix and determine the designation of each such class or series, the number of shares which shall constitute such class or series and certain relative rights and preferences of the shares of each class or series so established.

          THIRD: The Board of Directors of the Corporation pursuant to authority conferred upon the Board of Directors under the Certificate of Incorporation and a meeting on August 11, 1997 of the Board of Directors, at which a quorum was present and acting throughout, did duly adopt the following resolutions authorizing the issuance of a series of the Corporation's Preferred Stock, par value $1.00 per share, and setting forth the terms and provisions of said Preferred Stock:

     RESOLVED, that the Board of Directors, pursuant to authority vested in it by the provisions of the Certificate of Incorporation, hereby authorizes the creation and issuance of a series of the Corporation's Preferred Stock, par value $1.00 per share, which shall in the aggregate consist of up to 150,000 shares of the 250,000 shares of Preferred Stock that the Corporation now has authority to issue, and hereby fixes the powers, designations, dividend rate, redemption provisions, voting powers, rights on liquidation or dissolution, and other preferences and relative participating, optional or other rights, and the qualifications, limitations or restrictions thereof (in addition to those set forth in said Certificate of Incorporation) as follows:

          1. Designation. The Preferred Stock of the Corporation created and authorized for issuance hereby shall be designated as "9.0% Cumulative Convertible Pay-In-Kind Preferred Stock, Series A" (hereinafter the "Series A Preferred Stock") which initially will consist of 150,000 shares of such Series A Preferred Stock.

          2. Priority of Series A Preferred Stock. So long as any Series A Preferred Stock remains outstanding, neither the Corporation nor any Subsidiary (as defined herein) shall redeem, purchase or otherwise acquire directly or indirectly any of the Corporation's equity securities other than the 9% Cumulative Convertible Pay-In-Kind Preferred Stock and the Series A Preferred Stock (collectively, the "Junior Securities"), nor shall the Corporation directly or indirectly pay or declare any dividend or make any distribution upon any Junior Securities; provided, that the Corporation may purchase shares of the Corporation's common stock, par value $.01 per share, in accordance with the provisions of Section 6 of that certain Purchase Agreement, dated as of June 22, 1995, by and among the Corporation and certain investors, as such agreement may from time to time by amended in accordance with its terms, or Section 7 of that certain Purchase Agreement, dated as of April 20, 1994, by and among the Corporation and certain investors, as such agreement may from time to time be amended in accordance with its terms.

          As used herein, "Subsidiary" means, with respect to any person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that person or one or more of the other Subsidiaries of that person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any person or one or more Subsidiaries of that person or a combination thereof. For purposes hereof, a person or persons shall be deemed to have a majority ownership interest in a partnership, association or other business entity if such person or persons shall be allocated a majority of partnership, association or other business entity gains or losses or shall be or control the managing general partner of such partnership, association or other business entity.

          3.  Dividends.

               (a) Holders of shares of Series A Preferred Stock shall be entitled to receive out of funds legally available for the payment of dividends ("Legally Available Funds"), cumulative dividends for each share of Series A Preferred Stock payable at a rate per annum of 9.0% per share in additional shares of Series A Preferred Stock. Dividends on the shares of Series A Preferred Stock shall accrue semiannually on August 18 and February 18 (or at such additional times and for such interim periods, if any, as determined by the Board of Directors) (each of such dates being a "Dividend Accrual Date"), except that if such date is a Saturday, Sunday or legal holiday then such dividend shall be accruable on the next date that is not a Saturday, Sunday or legal holiday or on which banks in the State of New York are permitted to be closed (a "Business

Day"). Each of such semiannual dividend accruals shall be fully cumulative and shall accrue (whether or not declared), on a daily basis from the first day of the semiannual period in which such dividend may be accruable as provided herein; provided, however, that with respect to the first dividend accrual date following the issuance of shares of Series A Preferred Stock, such dividend shall accrue from the date of issuance of Series A Preferred Stock. All accrued but unpaid dividends shall be compounded semiannually at an annual rate of 9.0%. The Board of Directors shall declare and pay such accrued dividends at such time and to the extent permitted by law. No fractional shares of Series A Preferred Stock shall be issued, so that the number of shares to be paid as a dividend pursuant to this paragraph shall be rounded to the nearest whole number of shares. Such dividends shall be paid to the holders of record at the close of business on the date specified by the Board of Directors at the time such dividend is declared; provided, however, that such declaration date shall not be more than 60 days nor less than 10 days prior to the respective Dividend Accrual Date.

               (b) All dividends paid with respect to shares of Series A Preferred Stock pursuant to Section 3(a) shall be paid pro rata to the holders entitled thereto. All additional shares of Series A Preferred Stock issued as dividends on the Series A Preferred Stock shall be deemed issued on the applicable Dividend Accrual Date, and will thereupon be duly authorized, validly issued, fully paid and nonassessable and free and clear of all liens and charges.

               (c) Prior to the payment of any dividend declared by the Board of Directors, the Corporation shall take all action necessary, including, without limitation, amending its Certificate of Incorporation or this Certificate of Designations, to ensure that the Corporation has a sufficient number of authorized but unissued shares of Series A Preferred Stock to pay such dividend.

               (d) Holders of shares of Series A Preferred Stock shall be entitled to receive the dividends provided for in section 3(a) hereof in preference to and in priority over any dividends upon any of the Junior Securities.

          4. Liquidation Preference. Upon any liquidation, dissolution or winding up of the Corporation, each holder of Series A Preferred Stock shall be entitled to be paid, before any distribution or payment is made upon any Junior Securities, an amount per share in cash equal to One Thousand Dollars ($1,000) (the "Liquidation Value") plus all accrued and unpaid dividends on all shares of Series A Preferred Stock held by such holder, and the holders of Series A Preferred Stock shall not be entitled to any further payment. If upon any such liquidation, dissolution or winding up of the Corporation, the Corporation's assets to be distributed among the holders of shares of Series A Preferred Stock are insufficient to permit payment to such holders of the aggregate amount that they are entitled to be paid, then the entire assets to be distributed shall be distributed ratably among such holders based upon the aggregate Liquidation Value plus all accrued and unpaid dividends on shares of Series A Preferred Stock held by each such holder. Prior to the time of any liquidation, dissolution or winding up of the Corporation, the Corporation shall declare for payment all accrued and unpaid dividends with respect to shares of Series A Preferred Stock. The Corporation shall mail written notice of such liquidation, dissolution or winding up, not less than 60 days prior to the payment date stated therein, to each record holder of Series A Preferred Stock. Neither the consolidation or merger of the Corporation into or with any other entity or entities, nor the sale or transfer by the Corporation of all or any part of its assets, nor the reduction of the capital stock of the Corporation, shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 4, unless such sale or transfer shall be in connection with a plan of liquidation, dissolution or winding up of the Corporation.

          5.  Redemption.

               (a) Mandatory Redemption. To the extent permitted by law, as mandatory redemption for the retirement of the outstanding shares of Series A Preferred Stock, the Corporation shall redeem, out of Legally Available Funds on March 26, 2006 (the "Mandatory Redemption Date"), all of the shares of Series A Preferred Stock initially issued and then outstanding, at a price per share of Series A Preferred Stock equal to the Liquidation Value plus an amount in cash equal to all accrued but unpaid dividends to the Mandatory Redemption Date. Immediately prior to authorizing or making such redemption with respect to shares of Series A Preferred Stock, the Corporation, by resolution of its Board of Directors shall, to the extent of any Legally Available Funds, declare a dividend on shares of Series A Preferred Stock payable on the Mandatory Redemption Date in an amount equal to any accrued and unpaid dividends on shares of Series A Preferred Stock as of such date and, if the Corporation does not have sufficient Legally Available Funds to declare and pay all dividends accrued at the time of such redemption, any remaining accrued and unpaid dividends shall be added to the redemption price. If the Corporation shall fail to discharge its obligation to redeem the aforementioned outstanding shares of Series A Preferred Stock required to be redeemed pursuant to this section 5(a) (the "Mandatory Redemption Obligation"), the Mandatory Redemption Obligation shall be discharged as soon as the Corporation is able to discharge such Mandatory Redemption Obligation. If and so long as the Mandatory Redemption Obligation shall not be fully discharged, (i) dividends on such Series A Preferred Stock shall continue to accrue and be added to the dividend payable pursuant to the second preceding sentence and (ii) the Corporation shall not declare or pay any dividend or make any distribution on its securities not otherwise permitted by this Certificate of Designations.

               (b) Notice of Redemption. Upon the redemption by the Corporation of shares of Series A Preferred Stock pursuant to Section 5(a) above, a notice of such redemption shall be given by first-class mail, postage prepaid, mailed not less than 30 nor more than 60 days prior to the Mandatory Redemption Date, to each holder of record of the shares of Series A Preferred Stock to be redeemed, at such holder's address as the same appears on the stock books of the Corporation's transfer agent. Each such notice shall state: (i) the Mandatory Redemption Date; (ii) the number of shares of Series A Preferred Stock to be redeemed; (iii) the redemption price; (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; (v) that payment will be made upon presentation and surrender of such Series A Preferred Stock; (vi) that dividends on the shares of Series A Preferred Stock to be redeemed shall cease to accrue following the Mandatory Redemption Date; and (vii) that accrued and unpaid dividends up to and including the Mandatory Redemption Date will be paid in accordance with the terms herein. Notice having been mailed as aforesaid, on and after the Mandatory Redemption Date, unless the Corporation shall be in default in providing money for the payment of the redemption price (including an amount equal to any accrued and unpaid dividends up to and including the Mandatory Redemption Date), (x) dividends on the shares of Series A Preferred Stock so called for redemption shall cease to accrue, (y) said shares shall be deemed no longer outstanding and (z) all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation the monies payable upon redemption, without interest thereon, upon surrender of the certificates evidencing such shares) shall cease. The Corporation's obligation to provide monies in accordance with the preceding sentence shall be deemed fulfilled if, on or before the Mandatory Redemption Date, the Corporation shall deposit with a bank or trust company having an office or agency in the Borough of Manhattan, City of New York, and having a capital and surplus of at least $500,000,000, the principal amount of funds necessary for such redemption, in trust for the account of the holders of the shares to be redeemed (and so as to be and continue to be available therefor), with irrevocable instructions and authority to such bank or trust company that such funds be applied to the redemption of the shares of Series A Preferred Stock so called for redemption. Any interest accrued on such funds shall be paid to the Corporation from time to time. Any funds so deposited and unclaimed at the end of three years from the Mandatory Redemption Date shall be released or repaid to the Corporation, after which, subject to any applicable laws relating to escheat or unclaimed property, the holder or holders of such shares of Series A Preferred Stock so called for redemption shall look only to the Corporation for payment of the redemption price.

          Upon surrender in accordance with said notice of the certificates for any such shares of Series A Preferred Stock so redeemed (properly endorsed or assigned for transfer, if the Board of Directors shall so require and the notice shall so state), such shares shall be redeemed by the Corporation at the applicable redemption price aforesaid.

          Notwithstanding the foregoing, if the Corporation's notice of redemption has been given pursuant to this Section 5 and any holder of shares of Series A Pre-ferred Stock shall, prior to the close of business on the third Business Day preceding the Redemption Date, give written notice to the Corporation pursuant to this Section 5(b) hereof of the conversion of any or all of the shares to be redeemed held by such holder (accompanied by a certificate or certificates for such shares, duly endorsed or assigned to the Corporation), then the conversion of such shares to be redeemed shall become effective as provided in Section 7. Any shares so converted shall be counted as shares as to which the Mandatory Redemption Obligation has been satisfied in full.

          6. Voting Rights. (a) Except as herein provided or as otherwise required by law, holders of Series A Preferred Stock shall have no voting rights. Whenever, at any time or times, dividends payable on the shares of Series A Preferred Stock at the time outstanding shall be cumulatively in arrears for two consecutive semiannual dividend periods, the holders of all shares of Series A Preferred Stock and any shares of securities of the Corporation upon which like voting rights have been conferred and are exercisable (the Series A Preferred Stock and any such other securities, collectively for purposes of this Section 6, the "Defaulted Preferred Stock"), shall be entitled to elect one director of the Corporation at the Corporation's next annual meeting of stockholders and at each subsequent annual meeting of stockholders; provided, however, the shares of Defaulted Preferred Stock shall be entitled to exercise their voting rights at a special meeting of the holders of shares of Defaulted Preferred Stock as set forth in Section 6(b) and Section 6(c). At elections for such directors, each holder of Series A Preferred Stock shall be entitled to one vote for each share held (the holders of shares of any other series of Defaulted Preferred Stock ranking on such a parity being entitled to such number of votes, if any, for each share of stock held as may be granted to them). Upon the vesting of such right of the holders of Defaulted Preferred Stock, the maximum authorized number of members of the Board of Directors shall be automatically increased by one and the vacancy so created shall be filled by vote of the holders of outstanding Defaulted Preferred Stock as hereinafter set forth. The right of holders of Defaulted Preferred Stock, voting separately as a class without regard to series, to elect a member of the Board of Directors as aforesaid shall continue until such time as all dividends accumulated and unpaid on the Defaulted Preferred Stock shall have been paid or declared and funds set aside for payment in full, at which time such right shall terminate, except as herein or by law expressly provided, subject to revesting in the event of each and every subsequent default of the character above mentioned.

               (b) Whenever such voting right shall have vested, such right may be exercised initially either at a special meeting of the holders of shares of Defaulted Preferred Stock called as hereinafter provided, or at any annual meeting of stockholders held for the purpose of electing directors, and thereafter at such meeting or by the written consent of such holders pursuant to
Section 228 of the DGCL.

               (c) At any time when such voting right shall have vested in the holders of shares of Defaulted Preferred Stock entitled to vote thereon, and if such right shall not already have been initially exercised, an officer of the Corporation shall, upon the written request of the holders of record of 10% of the shares of such Defaulted Preferred Stock then outstanding, addressed to the Secretary of the Corporation, call a special meeting of holders of shares of such Defaulted Preferred Stock. Such meeting shall be held at the earliest practicable date upon the notice required for special meetings of stockholders at the place for holding annual meetings of stockholders of the Corporation or, if none, at a place designated by the Secretary of the Corporation. If such meeting shall not be called by the proper officers of the Corporation within 30 days after the personal service of such written request upon the Secretary of the Corporation, or within 30 days after mailing the same within the United States, by registered mail, addressed to the Secretary of the Corporation at its principal office (such mailing to be evidenced by the registry receipt issued by the postal authorities), then holders of record of 10% of the shares of Defaulted Preferred Stock then outstanding may designate in writing any person to call such meeting at the expense of the Corporation, and such meeting may be called by such person so designated upon the notice required for special meetings of stockholders and shall be held at the same place as is elsewhere provided in this paragraph. Any holder of shares of Defaulted Preferred Stock then outstanding that would be entitled to vote at such meeting shall have access to the stock books of the Corporation's transfer agent for the purpose of causing a meeting of stockholders to be called pursuant to the provisions of this paragraph. Notwithstanding the provisions of this paragraph, however, no such special meeting shall be called or held during a period within 45 days immediately preceding the date fixed for the next annual meeting of stockholders of the Corporation.

               (d) Subject to the provisions hereof, the director elected pursuant to this Section 6 shall serve until the next annual meeting or until his or her successor shall be elected and qualified. Any director elected by the holders of Defaulted Preferred Stock may be removed by, and shall not be removed otherwise than by, the vote of the holders of a majority of the outstanding shares of the Defaulted Preferred Stock who were entitled to participate in such election of directors, voting as a separate class, without regard to series, at a meeting called for such purpose or by written consent as permitted by law and the Certificate of Incorporation and by-laws of the Corporation. Upon any termination of the right of the holders of Defaulted Preferred Stock to vote for a director as herein provided, the term of office of the director then in office elected by the holders of Defaulted Preferred Stock, voting as a class, without regard to series, shall terminate immediately. Whenever the term of office of the director elected by the holders of Defaulted Preferred Stock, voting as a class, without regard to series, shall so terminate and the special voting powers vested in the holders of Defaulted Preferred Stock shall have expired, the number of directors shall be such number as may be provided for in the Corporation's by-laws irrespective of any increase made pursuant to the provisions of this Section 6.

               (e) So long as any shares of Series A Preferred Stock remain outstanding, the Corporation will not establish, create, authorize or issue any shares of securities of the Corporation the terms of which shall provide specifically that such series shall rank on parity with, or senior to, the Series A Preferred Stock without the prior written consent of the holders of a majority of the shares of Series A Preferred Stock then outstanding.

          7. Conversion Rights. (a) Each share of Series A Preferred Stock may be converted, at any time and at the option of the holder, into approximately
11.362 fully paid, non-assessable shares of the Corporation's Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), the precise number of shares to be set forth from time to time in the records of the Corporation maintained by the Secretary of the Corporation, on and subject to the terms and conditions of this Section 7.

               (b) The number of shares of Class A Common Stock issuable upon conversion of each share of Series A Preferred Stock shall be determined by the Conversion Price in effect on the date of conversion (calculated as to each conversion to the nearest 1/100th of a share). The Conversion Price shall initially equal approximately $88.01267, the precise Conversion Price to be set forth from time to time in the records of the Corporation maintained by the Secretary of the Corporation; provided, however, that such Conversion Price shall be adjusted and readjusted from time to time as provided in this Section 7 and, as so adjusted and readjusted, shall remain in effect until a further adjustment or readjustment thereof is required by this Section 7.

               (c) Except as may be provided by the Board of Directors, upon conversion of any shares of Series A Preferred Stock, the Corporation shall not be obligated to make any payment or adjustment with respect to dividends accrued on such shares of Series A Preferred Stock through the date of conversion unless the holder of such shares of Series A Preferred Stock being converted was the record holder of such shares on the record date for the payment of such dividends.

               (d) Upon surrender to the Corporation at the office of the transfer agent or such other place or places, if any, as the Board of Directors may determine, of certificates duly endorsed to the Corporation or in blank for shares of Series A Preferred Stock to be converted together with appropriate evidence of the payment of any transfer or similar tax, if required, and written instructions to the Corporation requesting conversion of such shares and specifying the name and address of the person, corporation, firm or other entity to whom such shares of Class A Common Stock are to be issued, the Corporation shall issue the number of full shares of Class A Common Stock rounded to the nearest whole number issuable upon conversion thereof as of the time of such surrender and as promptly as practicable thereafter will deliver certificates for such shares of Class A Common Stock. No fractional shares of Common Stock shall be issued. Upon surrender of a certificate representing shares of Series A

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Preferred Stock to be converted in part, in addition to the foregoing, the
Corporation shall also issue to such holder a new certificate representing any unconverted shares of Series A Preferred Stock represented by the certificate surrendered for conversion.

               (e) The Corporation shall pay all documentary, stamp, or similar issue or transfer tax due on the issue of shares of Class A Common Stock issuable upon conversion of shares of Series A Preferred Stock provided, however, that the holder of shares of Series A Preferred Stock so converted shall pay any such tax which is due because such shares are to be issued in the name other than that of such holder.

               (f) The Conversion Price in effect at any time shall be adjusted as follows:

                    (1) If the Corporation shall, at any time or from time to time, effect a subdivision of the outstanding Class A Common Stock or Class B Common Stock, par value $.01 per share (the "Class B Common Stock and, together with the Class A Common Stock, the "Common Stock"), the Conversion Price in effect immediately before such subdivision shall be proportionately decreased and, conversely, if the Corporation shall, at any time or from time to time, effect a combination of the outstanding Common Stock, the Conversion Price in effect immediately before such combination shall be proportionately increased. Any adjustment under this subdivision shall become effective at the close of business on the record date fixed for the applicable subdivision or combination.

                    (2) In the event the Corporation shall, at any time or from time to time, make or issue to all holders of shares of Common Stock (or fix a record date for the determination of holders of Common Stock entitled to receive), a dividend or other distribution payable in shares of Common Stock, then the Conversion Price then in effect shall be decreased as of the time of such issuance (or, in the event such a record date shall have been fixed, as of the close of business on such record date) in accordance with the following formula:

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

                                        O
                           C/1/ = C x ------
                                      0 + N

where:

          C/1/   =    the adjusted Conversion Price.

          C      =    the current Conversion Price.

          O      =    the number of shares of Common Stock
                      outstanding immediately prior to the
                      applicable issuance (or the close of
                      business on the record date).

          N      =    the number of additional shares of
                      Common Stock issued in payment of such
                      dividend of distribution.

          (g) No adjustment in the Conversion Price need be made unless the adjustment pursuant to Section 7(f)(1) and (2) would require an increase or decrease of at least 1% in the Conversion Price.

          (h) No adjustment need be made for a change in the par value of the Common Stock.

          (i) Whenever the Conversion Price is adjusted, the Corporation shall promptly mail to holders of Series A Preferred Stock a notice of adjustment briefly stating the facts requiring the adjustment and the manner of computing it.

          (j) The Corporation shall reserve and at all times keep available, free from preemptive rights, out of its authorized but unissued stock, for the purpose of effecting the conversion of shares of Series A Preferred Stock, such number of shares of its duly authorized Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock.

          8. Mandatory Conversion of Series A Preferred Stock. Upon a vote of the Board of Directors at any time, each outstanding share of Series A Preferred Stock shall automatically convert into 11.362 fully paid and non-assessable shares of Class A Common Stock (such number of shares to be subject to adjustment as provided in the foregoing Section 7), the precise number of shares to be set forth from time to time in the records of the Corporation maintained by the Secretary of the Corporation; provided, however, that no such vote shall be effective prior to the Qualified Public Offering Date (as defined), unless such vote and conversion are conditioned and made effective upon the occurrence of the Qualified Public Offering Date. Fractional shares shall be converted into equivalent fractional shares of Class A Common Stock (or, at the discretion of the Board of Directors, eliminated in return for payment therefor in cash at the fair market value thereof as determined in good faith by the Board of Directors). For purposes of this Section 8, "Qualified Public Offering Date" means the closing date of an underwritten public offering of capital stock of the Company pursuant to an effective registration statement filed under the Securities Act resulting in net proceeds to the Company of at least $35,000,000 at a per share public offering price of at least 150% of the then current Conversion Price in effect on the Qualified Public Offering Date.

          9. Limitation and Rights Upon Insolvency. Notwithstanding any other provision of this Certificate of Designations, the Corporation shall not be required to pay any dividend on, or to pay any amount in respect of any redemption of, shares of Series A Preferred Stock at a time when immediately after making such payment the Corporation is or would be rendered insolvent (as defined by applicable law), provided that the obligation of the Corporation to make any such payment shall not be extinguished in the event the foregoing limitation applies.

          10. Shares to Be Retired. Any share of Series A Preferred Stock converted, redeemed or otherwise acquired by the Corporation shall be retired and cancelled and shall not be reissued, sold or transferred.

          11. Record Holders. The Corporation and the Corporation's transfer agent may deem and treat the record holder of any shares of Series A Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor the Corporation's transfer agent shall be affected by any notice to the contrary.

          12. Registration on Transfer. The Corporation shall keep at its principal office a register for the registration of Series A Preferred Stock. Upon the surrender of any certificate representing Series A Preferred Stock at such place, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the Corporation's expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of shares represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of shares of Series A Preferred Stock as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate, and dividends shall accrue on the shares of Series A Preferred Stock represented by such new certificate or certificates from the date to which dividends have been fully paid on such Series A Preferred Stock represented by the surrendered certificate.

          13. Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of Series A Preferred Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor, its own agreement shall be satisfactory), or, in the case of any such mutilation, upon surrender of such certificate, the Corporation shall (at its own expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of Series A Preferred Stock represented by such lost, stolen or mutilated certificate, and dividends shall accrue on the shares of Series A Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such shares of Series A Preferred Stock represented by the lost, stolen, destroyed or mutilated certificate.

          14. Notice. Except as may otherwise be provided for herein, all notices referred to herein shall be in writing, and all notices hereunder shall be deemed to have been given upon, the earlier of receipt of such notice or three Business Days after the mailing of such notice if sent by registered mail (unless first-class mail shall be specifically permitted for such notice under the terms of this Certificate of Designations) with postage prepaid, ad-dressed: if to the Corporation, to its offices at 10 South Riverside Plaza, Suite 401, Chicago, Illinois 60606 (Attention: General Counsel) or to an agent of the Corporation designated as permitted by the Certificate of Incorporation or, if to any holder of shares of Series A Preferred Stock, to such holder at the address of such holder of Series A Preferred Stock as listed in the stock record books of the Corporation (which may include the records of the Corporation's transfer agent); or to such other address as the Corporation or holder, as the case may be, shall have designated by notice similarly given.

          IN WITNESS WHEREOF, USN Communications, Inc. has caused this Certificate of Designations, Powers, Preferences and Rights to be executed by J. Thomas Elliott, its President and Chief Executive Officer as of this 13th day of August 1997.

                              USN COMMUNICATIONS, INC.


                              By:/s/ J. Thomas Elliott
                                 ---------------------
                                    J. Thomas Elliott
                                    President and Chief
                                      Executive Officer